Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Completes the Company’s Largest Acquisition to Date

Consisting of Fourteen Grocery-Anchored Properties Located in South Carolina and Georgia

Consideration paid for the properties included partnership units of the Company’s operating partnership,

priced at a premium to its current market value.

As a result of the completed transaction, the Company announces second quarter 2016 annualized AFFO guidance of $0.16-$0.17 per share.

•	Portfolio consists of 603,142 gross leasable square feet, and has a combined occupancy of 92%, with grocery-anchored tenants that include Harris Teeter, Bi-Lo and Piggy-Wiggly.

•	Acquisition increases Wheeler’s total gross leasable area to approximately 3.8 million square feet, comprised of 56 retail properties. The Company also owns 81 acres of development property which includes 9 undeveloped land parcels and 1 redevelopment property.

•	The company announces second quarter 2016 annualized AFFO guidance of $0.16-$0.17 per share, which compares to the previously announced first quarter 2016 annualized AFFO guidance of $0.11-$0.12 per share. AFFO guidance assumes flat occupancy rates, renewal spreads, and interest rates, as well as no further acquisitions or capital raises during the quarter. Second quarter 2016 annualized AFFO guidance of $0.16-$0.17 per share excludes approximately $0.02 per share on an annualized basis of identified third party development and leasing fees that the Company expects to earn in the second half of 2016.

Virginia Beach, VA – April 12, 2016 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today reported that the Company has closed on the acquisition of the previously announced portfolio of fourteen properties. In addition, the Company as of April 12, 2016 increased its $45 million revolving credit line with KeyBank National Association (“KeyBank”) to approximately $67.2 million of which $60.35 million will be used to fund the purchase of the fourteen assets. The pricing of the increased credit facility will be 500 basis points above 30-day Libor. Further, the company secured an $8.0M term loan with Revere High Yield Fund, LP with a current interest rate of 8.0%.

The Shoppes at Litchfield Market Village (pictured above), anchored by Bi-Lo, is one of the fourteen properties acquired by Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) in the transaction.

Wheeler Real Estate Investment Trust, Inc.	Page 2
April 12, 2016

Total acquisition value of the fourteen properties was approximately $71.0 million, or $117.72 per leasable square foot, which the Company financed using a combination of cash, the increased revolving credit line with KeyBank, the Revere term loan and 888,889 partnership units of the Company’s operating partnership, valued at $2.25 per unit.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “We are excited to complete this transaction in a geographic region that we know very well. The fourteen properties are in line with our acquisition criteria and are located in growing secondary and tertiary markets. The majority of the portfolio is located in South Carolina and will benefit from the close proximity of our regional office in Charleston. We are confident these assets will generate solid net operating income for the Company and be immediately accretive to earnings.”

“Increasing our AFFO, while maintaining a solid balance sheet remains in the forefront for the Company. We strategically acquired these assets leveraging the use of our ongoing, long-term relationship with KeyBank as well as through the utilization of partnership units of our operating partnership, pricing each unit at a premium to the current market value of our common stock. Wheeler remains a growth oriented company, and these 14 grocery-anchored properties will bring us that much closer towards dividend coverage in the second half of 2016.”

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including (i) the future generation of financial returns from the acquisition of ‘necessity based’ retail focused properties; (ii) the Company’s ability to complete future acquisitions of properties and achieving proper scale; (iii) the Company’s expectation of high occupancy rates; (iv) the future generation of financial growth from the Company’s anticipated execution of its business plan; (v) second quarter 2016 annualized AFFO guidance of $0.16-$0.17 per share, and first quarter 2016 annualized AFFO guidance of $0.11-$0.12 per share; (vi) the anticipated implementation of the Company’s acquisition strategy; (vii) payment of future dividends on the Company’s preferred stock and common stock; (viii) the Company’s expectation to generate increased revenues from third party development and leasing fees; (ix) the anticipated ability to produce returns and growth for the Company and its shareholders; and (x) the anticipated positive trajectory towards covering the Company’s dividend. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Wheeler Real Estate Investment Trust, Inc.	Page 3
April 12, 2016

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Wilkes Graham		Terry Downs
Chief Financial Officer		Associate
(757) 627-9088		(212)836-9615
wilkes@whlr.us		tdowns@equityny.com

Laura Nguyen		Adam Prior
Director of Capital Markets		Senior Vice-President
(757) 627-9088		(212)836-9606
lnguyen@whlr.us		aprior@equityny.com

Robin Hanisch
Corporate Secretary
(757) 627-9088
robin@whlr.us